Exhibit 10.9

FX PRIME BROKERAGE AGREEMENT

This FX PRIME BROKERAGE AGREEMENT (“Agreement”), dated as of April 9, 2007, by and between UBS AG (“UBS”) and World Monitor Trust III – Series J (“Customer”), a Delaware statutory trust organized in series (“Company”), and sets forth certain terms and conditions relating to the establishment of a facility (the “Facility”) through which the Customer, acting by and through Ortus Capital Management (Cayman) Limited, a company organized under the laws of the Cayman Islands (“Trading Advisor”), except as otherwise indicated, who is acting as the agent of said Customer (and not in the Trading Advisor’s individual capacity) may trade foreign exchange transactions with various Dealers.

Scope of Agreement. The parties explicitly acknowledge and agree that whilst this Agreement contains provisions governing a wide range of foreign exchange transactions, Transactions and Authorized Transactions (subject to any further limitations specified in any Dealer notice/authorization) shall be limited to the following types of transactions only:

(i)	FX Transactions;

(ii)	Currency Option Transactions

(iii)	Exotic Options.

UBS may, at its absolute discretion, give notice to the Customer of any change, deletion or addition to this provision.

1.	Definitions Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the CP ISDA Master Agreement.

“Authorized Transactions” means foreign exchange transactions of a type that UBS has authorized the Customer to enter into with Dealer.

“CP ISDA Master Agreement” means the ISDA Master Agreement dated April 9, 2007 by and between Customer and UBS and the Credit Support Annex to the CP ISDA Master Agreement.

“Currency Option Transaction” shall have the meaning ascribed in the 1998 FX and Currency Option Definitions, as amended from time to time (as published by the International Swaps and Derivatives Association, Inc., the Emerging Markets Traders Association (“EMTA”) and The Foreign Exchange Committee) (“FX Definitions”) and for the avoidance of doubt, shall not include an option that would otherwise be deemed to be an Exotic Option.

“Dealer” means those banks and dealers authorized by UBS, pursuant to a Master FX Give-Up Agreement, with whom Customer can enter into Authorized Transactions. Customer shall be notified of such Dealers by UBS in writing from time to time, specifying the type of Authorized Transactions and limits therefor.

“Deliverable Currency Option Transaction” shall have the meaning ascribed in the FX Definitions.

“Deliverable FX Transaction” shall have the meaning ascribed in the FX Definitions.

“Delta” means, in respect of each Currency Option Transaction, the amount calculated by UBS to be the change in option price for a change in the underlying price (as determined by UBS) for such Currency Option Transaction.

“Delta Equivalent Position” means, for each Currency Option Transaction, the Delta multiplied by the U.S. dollar equivalent (as calculated by UBS in a commercially reasonable manner) of each currency to be received by UBS if such Currency Option Transaction were exercised, as calculated by UBS.

“Exotics Net Open Position” shall be calculated in the manner specified in Attachment 1.

“Exotic Notional Limit” means the maximum notional quantity (calculated in the manner specified in Attachment 1) of Exotic Options that Customer can trade with each Dealer on a trade date, such limit to be advised to Customer by UBS from time to time.

“Exotic Options” means barrier options (and such other non-vanilla options as approved by UBS from time to time).

“FX Transaction” shall have the meaning ascribed in the FX Definitions.

“Master FX Give-Up Agreement” means an agreement by and between UBS and each of the various Dealers.

“Net Currency Position” means, for any value date, with respect to each currency of a FX Transaction, the net U.S. dollar equivalent (as calculated by UBS in a commercially reasonable manner based on prevailing rates at the time) of the amount of such currency owed to UBS by the Customer as calculated by UBS in good faith and in a commercially reasonable manner.

“Net Open Position” means for the aggregate amount owed to UBS by Customer, as calculated by UBS in the manner specified in Attachment 1 hereto (which may be modified from time to time by UBS in its reasonable discretion).

“Net Open Position Limit” means, the maximum Net Open Position and Exotic Net Open Position, as an aggregate, that a Customer is authorized to have outstanding at any time with UBS, as determined by UBS and advised to the Customer (such amount may be amended from time to time by UBS upon reasonable notice to the Customer).

“Netted Option” means, a Currency Option Transaction sold by Prime Broker and owned by the Customer which may be discharged and terminated together with a Currency Option Transaction sold by the Customer and owned by Prime Broker upon satisfying the following criteria:

(i) each Currency Option Transaction being with respect to the same Put Currency and Call Currency;

(ii) each having the same Expiration Date and Expiration Time;

(iii) each being of the same style, i.e. either both being American Style Options or both being European Style Options;

(iv) each having the same Strike Price; and

(v) neither of which shall have been exercised by delivery of a Notice of Exercise (as defined below).

In the case of a partial discharge and termination (i.e., where the relevant Currency Option Transactions are for different amounts of the Currency Pair), only the portion discharged and terminated shall be considered a Netted Option.

“Non-Deliverable Currency Option Transaction” shall have the meaning ascribed in the FX Definitions.

“Non-Deliverable FX Transaction” shall have the meaning ascribed in the FX Definitions.

“Notice of Exercise” means telex, telephonic or other electronic notification (excluding facsimile transmission), given by the owner of an Option prior to or at the Expiration Time on the Expiration Date as agreed to at the time the Option is entered into, as evidenced by the Confirmation.

“Notice of Barrier Event” means telex, telephone or other electronic notification (excluding facsimile transmission) given by the Dealer as the determination agent of an Exotic Option immediately following a barrier event as agreed to at the time the Exotic Option is entered into, as evidenced in a Confirmation.

“Options” includes Currency Option Transactions (Deliverable and Non-Deliverable) and Exotic Options.

“Risk Add-On” means, for Exotic Options, such amount as determined by UBS in a commercially reasonable manner taking each Currency Pair and determining the close-out risk on such trade, in accordance with UBS’s internal model (based on the underlying volatility of Currency Pairs as determined by UBS, having aggregated offsetting transactions on a value date basis and across value dates where possible, in UBS’s sole and absolute discretion).

“Transactions” means Deliverable and Non-Deliverable FX Transactions, Deliverable and Non-Deliverable Currency Options Transactions and Exotic Options.

2.	The Facility

(a)	UBS may (in its sole discretion) establish and maintain dealing lines for use by Customer, acting through Trading Advisor, in trading Transactions in the name of UBS with one or more Dealers. UBS will provide each Dealer with such authorization and other agreements and instruments as it deems appropriate in order to permit Customer, acting through Trading Advisor, to execute Authorized Transactions with the Dealers in the name of UBS in accordance with the terms hereof.

(b)

Customer acknowledges and agrees that the establishment and maintenance of dealing lines by UBS under the Facility is subject to UBS’s sole discretion, including but not limited to, discretion regarding credit, documentation, available currencies, size or tenor of lines (which may vary according to currency) and UBS’s line usage for business outside of the Facility. Company for and on behalf of Customer further acknowledges and agrees that such dealing lines may be changed by UBS in its sole discretion at any time without prior notice; provided that such change in dealing lines will not affect any Transactions entered into prior to such change. UBS is not and shall not be responsible for and does not warrant the sufficiency or availability of the dealing lines for any purpose. In the event that UBS does not establish or maintain adequate dealing lines for the Facility, Customer’s only remedy shall be to terminate this Agreement. Solely with this respect, to sufficiency or availability of dealing lines, Customer waives all other claims and remedies against UBS.

(c)	UBS will establish trading limits for each Dealer, and advise Customer of those limits. Customer, acting through Trading Advisor, agrees to limit the Authorized Transactions with each Dealer in such a manner as UBS may from time to time specify. Customer acknowledges and agrees that Transactions exceeding such limits shall not be binding on UBS unless and until UBS accepts such Transactions. UBS maintains the right to refuse to accept any Transactions which exceed the Net Open Position Limit or Exotic Notional Limit or for which Customer has not satisfied all of the requirements of the Credit Support Annex (including any obligation to deliver the Independent Amount relating to any Transaction) and Customer will indemnify UBS for any claims by Dealer as a result of UBS’s exercise of its rights under this clause 2(c) except to the extent that such claim results from the gross negligence, willful misconduct or fraud of UBS. In the event that UBS accepts a Transaction which exceeded the Net Open Position Limit or the Exotic Notional Limit, Company for and on behalf of Customer agrees that UBS may, in its sole and absolute discretion and with two (2) hour prior notice, liquidate all or part of the corresponding Customer Contract (as defined below) for the account of the Customer, in order to reduce Customer’s Net Open Position to below the agreed Net Open Position Limit or reduce Customer’s utilization of Exotic Notional Limit.

(d)	Customer agrees to promptly pay UBS such commissions and other fees set forth in the attached Fee Schedule (as such Schedule may be amended from time to time by UBS and Customer).

3.	Transaction Confirmations

(a)	When Customer enters into an Authorized Transaction with a Dealer in the name of UBS under the Master FX Give-up Agreement, Customer and UBS will be deemed to have automatically entered into a Transaction (the “Customer Contract”) on identical terms, except that UBS’s position as buyer or seller of the Transaction will be the reverse of its position with Dealer. The foregoing is subject to UBS’s right to refuse to accept a trade under the terms of this Agreement and any Master FX Give-Up Agreement.

(b)	The Authorized Transactions made between Dealer(s) and UBS shall be subject to and be governed by the ISDA Master Agreements entered into between the respective Dealers and UBS or if any Dealers have not entered into an ISDA Master Agreement with UBS, such other master agreements as such Dealers and UBS may agree from time to time.

The Customer Contracts shall be governed by the CP ISDA Master Agreement.

(c)

Customer, acting through Trading Advisor, agrees to promptly (a) notify UBS of the trade details of an Authorized Transaction through a proprietary electronic interface or communication medium as the parties may specify or as they may otherwise mutually agree; or (b) respond to trade notices provided by Dealer via UBS’s online automated system (the “UBS Webpage”). In the event that the chosen method of communication is not available for any reason, Customer, acting through Trading Advisor, will notify UBS by

Reuters Direct Dealing or telephone, promptly after entering into a Transaction in UBS’s name with a Dealer. Such notice shall be made in accordance with the procedures to be set forth in Schedule 2. By 5pm (New York time) each New York business day, Customer, acting through Trading Advisor, will give electronic, telephone or other acceptable notice to UBS of all Authorized Transactions entered into that day in the name of UBS or that no Authorized Transactions occurred on that day.

(d)	Except as otherwise provided in clause 3(f), once an Authorized Transaction with a Dealer is entered into in the name of UBS and accepted by UBS, Customer shall have no right to amend, cancel or otherwise affect or interfere with any such Transactions, which shall be the sole responsibility of UBS.

(e)	Customer acknowledges and agrees that Dealer will be the calculation agent/determination agent for Exotic Options and any dispute that Customer may have as to the occurrence of a barrier event (e.g. knock-out, kick-in, binary, however described,) shall be solely between Customer and Dealer and Customer acknowledges and agrees that Prime Broker shall have no role therein and shall be entitled to act, and Customer shall not prevent in any way Prime Broker from taking any action, upon the Notice of Barrier Event as if no dispute existed. Solely for the purpose of calculation agent/determination agent as defined in a Confirmation for an Exotic Option transacted between Customer and Dealer and given-up in accordance with this Agreement and notwithstanding anything to the contrary stated in such Confirmation, the calculation agent/determination agent shall be Dealer.

(f)	Notwithstanding any terms of a Confirmation or Master Agreement that may be to the contrary, if Customer has entered into a transaction on behalf of UBS in which UBS is the buyer of an Option, such Option may be exercised by delivery of a Notice of Exercise by Customer to Dealer which executed such Option which shall constitute exercise by UBS. If Customer has entered into a transaction on behalf of UBS in which UBS is the seller of an Option, such Option will only be exercised by the simultaneous delivery of a Notice of Exercise by Dealer which executed such Option to each of Customer and UBS.

(g)	For the purposes of Non-Deliverable FX Transactions and Non-Deliverable Currency Options Transactions, the calculation agent for the transaction between UBS and Customer shall be as specified in the relevant Confirmation.

4.	Representations

Each party represents to the other party (which representations will be deemed to be repeated by each party on each date on which a transaction is entered into) that:

(a)	It is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and, if relevant under such laws, in good standing;

(b)	It has the power to execute this Agreement and any other documentation relating to this Agreement to which it is a party, to deliver this Agreement and any other documentation relating to this Agreement that is required by this Agreement to deliver and perform its obligations under this Agreement and has taken all necessary action to authorize such execution, delivery and performance;

(c)	Such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets;

(d)	All governmental and other consents that are required to have been obtained by it with respect to this Agreement have been obtained and are in full force and effect and all conditions of any such consents have been complied with; and

(e)	Its obligations under this Agreement constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

5.	Indemnification

Customer agrees to indemnify, hold harmless and defend UBS, its affiliates and their respective officers, directors, employees, agents, successors and assigns, from and against any and all claims, damages, costs, losses and liabilities (including reasonable attorneys’ fees), which may at any time be asserted against or incurred by UBS based upon, arising from or in connection with this Agreement, the Facility and any action or inaction on the part of Customer under this Agreement, including but not limited to, (i) any material breach of any representation, warranty, covenant or agreement of Customer contained in this Agreement; (ii) any failure of Customer to comply with applicable law; (iii) Customer’s gross negligence or willful misconduct; (iv) any claim by a Dealer in respect of an Authorized Transaction; and (v) any indemnification which UBS has given to a Dealer; except to the extent that the claim, damages, costs, losses and liabilities are due to the gross negligence, wilful misconduct or fraud by UBS.

6.	General Provisions

(a)	This Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment or performance of any liabilities is rescinded or must otherwise be returned or unwound by UBS upon insolvency, bankruptcy, or reorganization of Customer, or otherwise, all as though such payment had not been made.

(b)	This Agreement may be terminated by either party without cause, upon thirty (30) days prior written notice; provided that UBS may terminate this Agreement with respect to any Trading Advisor without prior notice (a “Termination Notice”). Termination will not affect any outstanding rights and obligations under this Agreement concerning any Transactions entered into prior to a Termination Notice, and such rights and obligations shall continue to be governed by this Agreement and the particular terms agreed between UBS and Customer in relation to such Transactions until all obligations have been fully performed.

(c)

No indulgence or concession granted by either party and no omission or delay on the part of a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(d)	The provisions of the FX Definitions are hereby incorporated in their entirety and shall apply to all Transactions entered into or deemed to be entered into between (i) UBS and Dealers and (ii) UBS and Customer, whether or not so stated in a confirmation of any such Transaction. Authorized Transactions and Customer Contracts are Transactions under the relevant CP ISDA Master Agreements and any trade confirmation is a Confirmation under such CP ISDA Master Agreements.

(e)	(i) Except as permitted in writing by Customer, UBS shall treat as confidential any non-public information about Company that it obtains from Company pursuant to this Agreement or otherwise about Customer’s trades, investments or financial results; provided, that UBS may disclose the information (a) that it has developed independently of Customer, (b) where required by applicable law or regulation or (c) (1) pursuant to any subpoena, civil investigative demand or similar demand or request of any court, regulatory authority, arbitrator or tribunal, or (2) for evidentiary purposes in any relevant action, proceeding or arbitration to which UBS or any of its officer, directors or shareholders or any of its affiliates or officers, directors, or shareholders of any such affiliate is a party; provided, however, that in the case of any disclosure pursuant to this sentence, UBS will give Customer at least five (5) day prior written notice of the information to be disclosed to the extent that such notice is reasonable, practical and permissible, and will seek to obtain confidential treatment of such information by the person to whom it is disclosed. Notwithstanding the foregoing, UBS will be permitted to disclose the Confidential Information or any portion thereof upon the request of any government or regulatory body having or claiming to have authority to regulate or oversee any aspect of UBS’s business or that of its affiliates, but UBS agrees to advise them of the confidential nature of such information and request confidential treatment of such information and will give Customer at least five (5) day prior written notice of the information to be disclosed to the extent that such notice is reasonable, practical and permissible. This section is not intended to prevent UBS from disclosing its own investment performance or financial results where that information is based in part on corresponding information about Customer, and the recipient of the disclosure would not reasonably be able to ascertain Customer’s investment performance or financial results from the disclosure

(ii) Customer hereby consents to UBS effecting such disclosure to third party dealers of Customer’s identity and the identity of its Trading Advisor, as well as information concerning the types of Transactions UBS will agree to transact with Customer and any restrictions to such Transactions as UBS may deem appropriate, to enable UBS to transfer Customer’s records and information, to process and execute Customer’s instructions.

(f)	In the event Customer is trading Non-Deliverable FX Transactions, Non-Deliverable Currency Option Transactions and/or Exotic Options, Customer consents to the use of confirms substantially in the form of the confirmation template for each such transaction as published by The Foreign Exchange Committee (“FXC”), the Financial Markets Lawyers Group or EMTA, as appropriate. Customer also agrees, hereby, to abide by such best practices as may be published by the FXC from time to time, and such recommended market practice as may be published by EMTA from time to time.

(g)	In the event any one or more of the provisions contained in this Agreement is held invalid, illegal, or unenforceable in any respect under the law of any jurisdiction, the validity, legality, and enforceability of the remaining provisions under the law of such jurisdiction, and the validity, legality, and enforceability of such and any other provisions under the law of any other jurisdiction, shall not in any way be affected or impaired thereby.

(h)	No amendment, modification, or waiver of this Agreement will be effective unless in writing executed by each of the parties.

(i)	The parties agree that each party may electronically record all telephonic conversations between them relating to the subject matter of this Agreement and that any such tape recordings may be submitted in evidence in any suit, action, or other proceeding relating to this Agreement (“Proceedings”).

7.	Notices

Except as otherwise provided in this Agreement, all notices, requests and other communications hereunder shall be delivered in accordance with the notice provisions in the CP ISDA Master Agreement.

8.	Governing Law and Jurisdiction

(a)	This Agreement and the rights and obligations of UBS and of Customer hereunder shall be governed by, and construed in accordance with the laws of the State of New York (without reference to choice of law doctrine).

(b)	With respect to any suit, action or proceedings relating to this Agreement, each party irrevocably (i) submits to the non-exclusive jurisdiction of the State and Federal courts located in New York City, Borough of Manhattan and (ii) waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have jurisdiction over such party. Nothing in this Agreement precludes either party from bringing Proceedings in any other jurisdiction nor will the bringing of Proceedings in any one or more jurisdictions preclude the bringing of Proceedings in any other jurisdiction.

(c)	Waiver of Jury Trial—Each party hereby irrevocably waives any and all right to trial by jury in any suit, action or Proceeding arising our of or relating to this Agreement or any transaction and acknowledges that this waiver is a material inducement to the other party’s entering into this Agreement.

9.	Trading Advisor’s Authority.

Pursuant to the terms of a separate written agreement titled Advisory Agreement dated April 9, 2007, the Trading Advisor is duly authorized to take investment actions on Customer’s behalf, and unless UBS has received notice of termination of such authority, UBS shall be entitled to rely upon any and all instructions or notices received from Trading Advisor with respect to the Transactions on behalf of Customer, and UBS shall be under no duty to determine whether the giving of any notice or instruction, or the entry into any Transaction (including without limitation its nature and its amount), on behalf of Customer is within the authority of such Trading Advisor unless UBS has actual knowledge to the contrary.

IN WITNESS WHEREOF, the UBS and Customer have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

UBS AG	WORLD MONITOR TRUST III – SERIES J

	By:	Preferred Investment Solutions Corp.
its Managing Owner

By:	By:	/s/ Esther E. Goodman
Name:	Name:	Esther E. Goodman
Title:	Title:	Senior Executive Vice President
Date:		and Chief Operating Officer
	Date:	April 9, 2007

By:
Name:
Title:
Date:

SCHEDULE 1

FEE SCHEDULE

From the Effective Date, fees in the amount of USD8.00 per USD 1 Million equivalent transacted with each Dealer will be charged. Invoices will be sent to the Client on a monthly basis. Payment is due 15 days after the end of the relevant month.

Payment to be made as agreed between Customer and UBS.

No commission will be charged if Customer trades direct with UBS AG.

Effective Date: April 9, 2007.

SCHEDULE 2

PROCEDURES FOR NOTIFYING TRADES

1.	When entering into an Authorized Transaction with a Dealer, Customer promptly notifies UBS of the trade details of an Authorized Transaction through a proprietary interface or communication medium as the parties may specify or as they may otherwise mutually agree (interface information to be advised in separate mailing); or Customer will, upon receipt of trade details from Dealer, accept or reject trade on the UBS Webpage (URL and password to be advised in separate mailing).

2.	In the event that the foregoing communication channel is unavailable for any reason, trade details to be communicated via Reuters;

UBPB—New York time-zone, 7:30am-7pm

UBPB—Singapore time-zone, 7am-6pm

UBPB—Zurich time-zone, 8am-6pm

3.	If any of the foregoing communication channels are unavailable, trade details to be communicated via telephone;

+ 203 719 4066—New York time-zone, 7:30am-7pm

+ 01 65 6836 5216—Singapore time-zone, 7am-6pm

+ 41 1 239 5040—Zurich time-zone, 8am-6pm

Attachment 1

1) The Net Open Position shall be calculated by UBS in a commercially reasonable manner by determining the sum of the following:

(i) For Transactions involving currencies considered by UBS, in its sole discretion, to possess low to normal volatility, the aggregate of the Net Currency Position for each currency, after making the following adjustments, to the extent applicable and to the extent feasible at any time for UBS:

(I) for each currency, UBS shall net (or aggregate, as the case may be) the Net Currency Position for FX Transactions and the Delta Equivalent Position for Currency Option Transactions (after giving effect to the netting provisions of the definition of “Netted Option”) across all value dates for all such Transactions;

(II) for each currency, UBS shall determine the U.S. dollar equivalent (calculated by UBS in a commercially reasonable manner) of the amount calculated in clause (i)(I); and

(III) UBS shall calculate the sum of the amounts determined for each currency pursuant to clause (i)(II).

(ii) For Transactions involving currencies considered by UBS, in its sole discretion, to possess medium to high volatility, the aggregate of the Net Currency Position for each currency, after making the following adjustments, to the extent applicable and to the extent feasible at any time for UBS:

(I) for each currency, UBS shall net (or aggregate, as the case may be) the Net Currency Position for FX Transactions and the Delta Equivalent Position for Currency Option Transactions (after giving effect to the netting provisions of the definition of “Netted Option”) for each value date,

(II) for each currency, UBS shall determine the U.S. dollar equivalent (calculated by UBS in a commercially reasonable manner) of the amount calculated in clause (ii)(I);

(III) UBS shall calculate the sum of the amounts determined for each currency pursuant to clause (ii)(II); and

(IV) UBS shall calculate the sum of the amounts determined pursuant to clause (ii)(III) for all value dates.

2) Exotics Net Open Position shall be calculated by summing (i) and (ii) below:

(i) On the trade date of an Exotic Option, the Exotics Net Open Position shall be calculated by UBS in a commercially reasonable manner as follows; UBS shall determine the U.S. dollar equivalent (determined by UBS in a commercially reasonable manner) of the Delta Equivalent Position (after giving effect to the netting provisions of the definition of “Netted Option”) of each Exotic Option and summing together all such amounts.

(ii) On all subsequent days, the Exotics Net Open Position shall be calculated by UBS acting in a commercially reasonable manner, by dividing the Risk Add-On by a percentage amount as determined by UBS in its sole discretion.

For the avoidance of doubt, 2(i) shall only apply on the trade date of an Exotic Option, after trade date only 2(ii) will apply.

3) Maximum notional quantity for Exotic Notional Limit purposes shall be calculated as below, for each trade date:

(i) net the notional quantities in respect of those Exotic Options which are identical (requires same currency, expiration date, strike and barrier strike price);

(ii) convert any cross-currency Exotic Option to a US dollar equivalent (determined by UBS in a commercially reasonable manner) notional quantity based upon the then open-market value of one of such currencies; and

(iii) aggregate such notional quantities.

Customer acknowledges and agrees that (i) the volatility classification for any currency may be changed by UBS in its sole discretion at any time with prior notice and (ii) if a currency pair contains currencies of different volatility classifications for purposes of the calculation of Net Open Position, the Transaction will be deemed to involve currencies of the highest ranking classification.